FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433
Dated June 19, 2018	Registration No. 333-204844
Registration No. 333-204844-11

$1+BN ALLY AUTO RECEIVABLES TRUST 2018-3

JOINT LEADS: Barclays (str), BofAML, JPM

CO-MANAGERS: Lloyds, Scotia

CLS	$AMT(MM)	OFFERED	WAL	M/S&P	WIN	L.FNL	BMK	+	SPD	YLD%	CPN%	PRICE
A-1	283.000	268.850	0.29	P-1/A1+	1-7	07/19	IntL	+	4	2.39661	2.39661	100.00000
A-2	349.000	331.550	1.04	Aaa/AAA	7-19	05/21	EDSF	+	11	2.738	2.72	99.99750
A-3	349.000	331.550	2.28	Aaa/AAA	19-39	01/23	IntS	+	20	3.022	3.00	99.99316
A-4	75.350	71.580	3.41	Aaa/AAA	39-42	07/23	IntS	+	26	3.146	3.12	99.98209
B	22.380		**Retained**
C	17.340		**Retained**
D	12.310		**Retained**

BBERG TICKER	:	ALLYA 2018-3	OFFERING TYPE	:	SEC-REG
EXPECTED PXG	:	PRICED	EXPECTED RTGS	:	MDY/S&P
EXPECTED SETTLE	:	06/27/18	PRICING SPEED	:	1.30% ABS TO 10% CALL
FIRST PAY DATE	:	07/16/18	ERISA ELIGIBLE	:	YES
BILL & DELIVER	:	BARCLAYS	MIN DENOMS	:	$1K x $1k

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.